New Worlds New Rules
Newcourt


1997 First Quarter Report
To Shareholders


For the Three Months Ended March 31


NCT

FINANCIAL SUMMARY
Newcourt Credit Group

(unaudited, in thousands of Canadian dollars, except for share data)

                                                             Three months ended
                                                             March 31        March 31
                                                                1997            1996

Income Statement                                                     $            $
Securitization and syndication fees                                22,737      14,526
Net income from affiliated companies
and management and other fees                                       9,920       7,339
Net finance income                                                 16,008       7,666
Total asset finance income                                         48,665      29,531
Operating income before taxes                                      18,108      10,005
Net income                                                         14,125       8,003

Fully diluted earnings per share (1)                                 0.23        0.17
Dividends per share (1)                                             0.035        0.03

                                                                              As at
                                                                 March 31            December 31
                                                                 1997                  1996

Balance Sheet                                                        $                   $
Total assets                                                     2,247,460           2,164,494
Debt                                                             1,519,963           1,543,144
Shareholders' equity                                               651,687             515,934

Common shares outstanding                                       32,609,260          30,091,344

                                                               Three months ended
                                                               March 31          March 31
                                                                   1997           1996

Asset Financings                                                     $                   $
Originations during the period                                   1,368,777           1,024,996

                                                                             As at
                                                               March 31           December 31
                                                                   1997                  1996

                                                                     $                  $
Total finance assets owned and managed                           6,722,161          6,625,990



(1) reflects 2 for 1 stock division of common shares effective
April 14, 1997



MESSAGE TO SHAREHOLDERS
Newcourt Credit Group

Newcourt earned net income of $14.1 million for the three month period ending March 31, 1997, representing a 76% increase over the $8.0 million reported for the same period in 1996. First quarter earnings per share amounted to $0.23 versus $0.17 for the same three month period last year. During the period, the number of issued and outstanding common shares increased by 2,517,916 to 32,609,260 (pre-split) as of March 31, 1997.

Following the end of the period, the Company subdivided its common shares on a two-for-one basis and as of April 14, 1997 had 65,218,520 common shares issued and outstanding.

New loan originations for the quarter amounted to $1.4 billion versus $1.0 billion for the same period in 1996, representing a 34% increase. Of this total, $911 million or 67% were attributable to transactions in the commercial market. Fifty-eight percent (58%) of the new commercial financings were sourced from the U.S. and international markets. Newcourt's activities in the corporate finance market account for the remaining 33% ($458 million) of the Company's new loans during the quarter.

Total asset finance income for the three month period rose 65% to $48.7 million from approximately $29.5 million during the same quarter in 1996. Fee-based income represented approximately two-thirds of the Company's revenue mix, accounting for $32.7 million (67%) of total asset finance income compared with $21.9 million (74%) in 1996.

These results are in line with management's 1997 business plan and, in part, reflect the investment which the Company has made in geographically expanding its loan origination capabilities, particularly in the United States market.

Following the end of the quarter, two strategic U.S.-based initiatives were concluded by the Company, which together underscore the progress that Newcourt has achieved in developing a broadly-based presence in the North American market.

On April 14, 1997, the Company's commercial finance business unit, Newcourt Financial, established a joint venture with Dell Computer Corporation to create Dell Financial Services. This entity is the exclusive page one

MESSAGE TO SHAREHOLDERS
Newcourt Credit Group

provider of sales financing and asset management services to Dell in the United States. Dell and Newcourt are in the process of expanding the mandate of Dell Financial Services to facilitate the service needs of Dell's international operations. Fundamental to Newcourt's growth strategy is the development of long-term relationships with leading equipment manufacturers, such as Dell.

On April 30, 1997, Newcourt Credit Group commenced trading of its common shares on the New York Stock Exchange under the trading symbol "NCT".

Establishing its presence in the U.S. and internationally has been a key element of Newcourt's growth strategy for the past three years. However, care has been taken to ensure that as the Company moves into new regions it remains focused on those segments of the asset-based lending market in which it has already developed a high level of expertise. For example, the strategic alliances which we have established with our major loan origination and funding partners provide the primary incentive for the decision to enter new geographic markets. Through these alliances, we are quickly able to tap into the new sources of loan volume needed to offset the initial entry costs.

Having successfully applied this strategy in securing our entry to the U.S. market, Newcourt plans to follow this same approach as the Company establishes its presence in other international markets. As the Company's loan origination and funding partners seek access to these new markets, Newcourt will be there to provide the services which these partners have come to value from us in North America.



/s/ David J. Sharpless                  /s/ Steven K. Hudson

David J. Sharpless                      Steven K. Hudson
Chairman                                President and
                                        Chief Executive Officer

page two

FINANCIAL HIGHLIGHTS
Newcourt Credit Group

NEW ASSET FINANCINGS INCREASED OVER Q1/96
During the first quarter of 1997, Newcourt originated $1.4 billion of new asset-based financings.

Originations in the commercial finance market totaled $911 million, up 59% from the $574 million recorded in 1996. Volumes in the corporate market were $458 million compared with $451 million in the previous year.

REVENUE INCREASES
Total asset finance income for the first quarter totaled $48.7 million versus $29.5 million for the first quarter of 1996, representing an increase of 65%. Fee-based and affiliate income accounted for two-thirds of revenue growing from $21.9 million in the first quarter of 1996 to $32.7 million in the current period.

page three

FINANCIAL HIGHLIGHTS
Newcourt Credit Group

NET INCOME UP 76%
Net income for the 3 months ending March 31, 1997 was $14.1 million representing a 76% increase over the $8.0 million reported for the same period last year.

OWNED AND MANAGED LOANS
EXCEED $6.7 BILLION
At the end of the first quarter of 1997, Newcourt's portfolio of owned and managed assets grew to more than $6.7 billion. The owned portion of the portfolio was $2.0 billion, while the managed portion accounted for the remaining $4.7 billion.

page four

BUSINESS HIGHLIGHTS
Newcourt Credit Group

LOAN ORIGINATION - COMMERCIAL FINANCE

New vendor programs established
During the period, Newcourt Financial established new vendor agreements in each of the Company's core market segments. Newcourt currently has more than 170 significant vendor programs in place across North America.

Significant joint venture created with Dell
In early April, after a thorough six-month search and selection process, U.S.-based computer manufacturer Dell Computer Corporation announced its selection of Newcourt as its exclusive partner in the creation of a joint venture. Dell Financial Services is the exclusive financing source for Dell in the United States and will eventually provide similar services on a worldwide basis.

LOAN ORIGINATION - CORPORATE FINANCE

$214 million of refinancing and advisory services for aircraft
Newcourt Capital provided advisory services to ATR for a transaction involving 15 ATR 42-500 aircraft acquired by Air Littoral. As well, Newcourt provided refinancing for 3 ATR 72 aircraft operated by Royal Air Cambodge.

$2.7 billion backlog of mandated transactions
Newcourt Capital's backlog of $2.7 billion of mandated transactions for the first quarter is a 58% increase over the $1.7 billion reported for the same three month period of 1996.

LOAN FUNDING & MANAGEMENT

$126.2 million equity issue completed
Late in the first quarter, Newcourt announced it successfully completed a treasury offering of 2,475,000 common shares at $51.00 per share. The transaction, completed March 11, 1997, succeeded in raising $126.2 million of new equity.

Final approval for New York Stock Exchange listing attained
During the quarter, final approval was given to Newcourt for an April 30, 1997 listing of the Company's common shares on the New York Stock Exchange.

Canadian and U.S. commercial loans securitized
Newcourt's Treasury department completed the securitization of $714 million of commercial loans in the first quarter. Of that amount, $316 million were sold to Canadian investors, with the remaining $398 million purchased by U.S. investors.

page five

CONSOLIDATED STATEMENTS OF
INCOME AND RETAINED EARNINGS
Newcourt Credit Group

(unaudited, in thousands of Canadian dollars, except for per share data)

                                                        Three Months Ended
                                                        March 31     March 31
                                                        1997            1996
                                                          $           $
Fee and affiliate income
        Securitization and syndication fees             22,737      14,526
        Net income from affiliated companies             4,055       1,672
        Management and other fees                        5,865       5,667

                                                        32,657      21,865

Net finance income                                      16,008       7,666

Total asset finance income                               48,665     29,531
Operating expenses                                       30,557     19,526
Operating income before taxes                            18,108     10,005
Provision for income taxes                                3,983      2,002
Net income for the period                                14,125      8,003

Retained earnings, beginning of period                  100,774     56,942
Dividends paid                                           (2,107)    (1,372)
Options purchased                                          (173)         0
Retained earnings, end of period                        112,619     63,573

Earnings per share:
        Basic (1)                                        $ 0.23     $ 0.17
        Fully diluted (1)                                $ 0.23     $ 0.17


(1) reflects 2 for 1 stock division of common shares effective April 14,
1997

page six

CONSOLIDATED BALANCE SHEETS
Newcourt Credit Group

(unaudited, in thousands of Canadian dollars)

                                                     March 31           December 31
                                                       1997                1996

                                                               $                 $
Assets
Investment in finance assets                           1,111,352          1,072,277
Assets held for securitization
 and syndication                                         774,882            774,000
Investment in affiliated companies                       170,254            162,308
Accounts receivable                                       51,598             36,900
Fixed assets                                              49,267             40,859
Other assets                                              90,107             78,150
Total Assets                                           2,247,460          2,164,494

Liabilities and Shareholders' Equity
Liabilities
Accounts payable and accrued liabilities                  62,342             93,338
Debt                                                   1,519,963          1,543,144
Deferred income taxes                                     13,468             12,078
Total Liabilities                                      1,595,773          1,648,560
Shareholders' Equity
Share capital                                            539,068            415,160
Retained earnings                                        112,619            100,774
Total Shareholders' Equity                               651,687            515,934
Total Liabilities and Shareholders' Equity             2,247,460          2,164,494

page seven

CONSOLIDATED STATEMENTS OF CASH FLOWS
Newcourt Credit Group

(unaudited, in thousands of Canadian dollars)

                                                          Three Months Ended
                                                          March 31         March 31
                                                          1997            1996

                                                               $                   $
Operating Activities
Net income for the period                                  14,125              8,003
Add items not requiring an outlay of cash
        Deferred income taxes                               2,782              1,206
        Depreciation and amortization                       2,711              1,066
Net change in non-cash assets and liabilities
        related to operations                             ( 59,957)         ( 12,376)
Cash used in operating activities                         ( 40,339)         (  2,101)

Investing Activities
Finance assets, underwritten and purchased                (946,532)         (694,519)
Finance assets, securitized and syndicated                 714,064           219,352
Finance assets, repayments and others                      192,511            54,376
Finance assets and assets
        held for securitization and syndication           ( 39,957)         (420,791)
Investment in affiliated companies                        (  7,946)            1,913
Purchase of fixed assets                                  ( 10,205)         (  3,183)
Cash used in investing activities                         ( 58,108)         (422,061)

Financing Activities
Debt issued, net                                          ( 23,181)          424,736
Issue of common shares, net                                121,400               798
Deferred tax on share issue                                  2,508                 0
Dividends paid                                            (  2,107)         (  1,372)
Options purchased                                         (    173)                0
Cash provided by financing activities                       98,447           424,162

page eight

INFORMATION
Newcourt Credit Group

HEAD OFFICE
BCE Place
181 Bay Street
Suite 3500, P.O. Box 827
Toronto, Ontario
Canada M5J 2T3
Telephone:      (416) 594-2400
Facsimile:      (416) 594-5995

STOCK EXCHANGE LISTINGS
Toronto
Montreal
New York

STOCK SYMBOL
NCT

TRANSFER AGENT AND
REGISTRAR
Montreal Trust
151 Front Street West
8th Floor
Toronto, Ontario
M5J 2N1
Telephone:      (416) 981-9500
Facsimile:      (416) 981-9800

INVESTOR RELATIONS CONTACT
John Sadler
Senior Vice President
Corporate Affairs
Telephone:      (416) 777-6126
Facsimile:      (416) 594-5230

COMMON SHARE PRICE
FOR THE QUARTER
                                Pre             Post
                                       Split
High            $               55.45           27.73
Low             $               46.10           23.05
Close           $               55.10           27.55

Number of common shares issued and outstanding: 65,218,520 (1)
<Fn1>   reflects 2 for 1 stock division of common shares effective
April 14, 1997.
</Fn1>

Foreign Exchange Rates
All amounts are expressed in Canadian dollars, unless otherwise specified. For the periods indicated, the average U.S. exchange rates for the quarter ended March 31 and the quarter end mid-market rates, payable in Canadian dollars, based on Bloomberg are:


               1997                                 1996
               (Canadian Dollars per U.S. Dollar)

Average        $1.36                                $1.37
Quarter End    $1.38                                $1.36

PROFILE
Newcourt Credit Group

Newcourt Credit Group is a North American non-bank financial services company active in the origination, management and sale of asset-based loans.

Through its network of 34 offices in North America, Europe and Australia, the Company serves two distinct segments of the asset-based finance market - commercial finance and corporate finance. In these markets, Newcourt specializes in financing a broad range of equipment and capital assets through secured loans, conditional sales contracts and leases.

Newcourt Credit Group has over $6.7 billion in owned and managed loans.



                                     [LOGO]


                    Printed in Canada on a Heidelberg press

CONSOLIDATED FINANCIAL STATEMENTS


NEWCOURT CREDIT GROUP INC.


(Unaudited)

June 30, 1997

Newcourt Credit Group Inc.

                           CONSOLIDATED BALANCE SHEETS

                                   (Unaudited)

                       [in thousands of Canadian dollars]




                                                       June 30,             December 31,
                                                         1997                  1996
                                                            $                  $

ASSETS
Investment in finance assets [note 3]                  1,199,348           1,072,277
Assets held for securitization and
 syndication [note 4]                                    679,308             774,000
Investment in affiliated companies [note 5]              171,154             162,308
Accounts receivable                                       37,562              36,900
Fixed assets [note 6]                                     92,401              40,859
Other assets [note 7]                                     98,285              78,150
Total Assets                                           2,278,058           2,164,494

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Accounts payable and accrued liabilities                  87,281              93,338
Debt [note 8]                                          1,504,718           1,543,144
Deferred income taxes                                     15,908              12,078
Total Liabilities                                      1,607,907           1,648,560
Shareholders' Equity
Share capital [note 9]                                   540,821             415,160
Retained earnings                                        129,330             100,774
Total Shareholders' Equity                               670,151             515,934
Total Liabilities and Shareholders' Equity             2,278,058           2,164,494

See accompanying notes


Newcourt Credit Group Inc.

                      CONSOLIDATED STATEMENTS OF INCOME AND
                                RETAINED EARNINGS

                                   (Unaudited)

        [in thousands of Canadian dollars, except for per share amounts]



                                                                        Six Months Ended
                                                                   June 30,        June 30,
                                                                     1997           1996
                                                                      $                $
Fee and affiliate income
        Securitization and syndication fees [note 4]                61,605          32,041
        Net income from affiliated companies [notes 5 & 8]           5,385           2,895
        Management and other fees                                   12,721          11,022
                                                                    79,711          45,958
Net finance income [note 8]                                         31,842          20,584

Total asset finance income                                         111,553          66,542
Operating expenses                                                  68,539          42,294
Operating income before taxes                                       43,014          24,248
Provision for income taxes [note 11]                                 9,023           5,020
Net income for the period                                           33,991          19,228
Retained earnings, beginning of period                             100,774          56,942
Dividends paid                                                      (4,391)         (2,977)
Options purchased [note 10]                                         (1,044)            (31)
Retained earnings, end of period                                   129,330          73,162

Earnings per share: [note 9]
Basic                                                                $0.54           $0.40
Fully Diluted                                                        $0.54           $0.40

See accompanying notes


Newcourt Credit Group Inc.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                   (Unaudited)

                       [in thousands of Canadian dollars]


                                                                Six Months Ended
                                                        June 30,                June 30,
                                                          1997                    1996
                                                        $                      $

OPERATING ACTIVITIES
Net income for the period                                   33,991               19,228
Add items not requiring an outlay of cash
        Deferred income taxes                                7,076                4,489
        Depreciation and amortization                        4,613                2,305
Net change in non-cash assets and liabilities
        related to operations                              (32,187)             (12,257)
Cash provided by operating activities                       13,493               13,765

INVESTING ACTIVITIES
Finance assets, underwritten and purchased              (2,285,665)          (1,805,115)
Finance assets, securitized and syndicated               1,791,316              627,590
Finance assets, repayments and others                      461,970              452,161
Finance assets and assets held for securitization
 and syndication                                           (32,379)            (725,364)
Investment in affiliated companies                          (8,846)               1,342
Purchase of fixed assets                                   (54,068)              (7,477)
Cash used in investing activities                          (95,293)            (731,499)

FINANCING ACTIVITIES
Debt issued, net                                           (38,426)             613,015
Issue of common shares, net                                123,153              107,727
Deferred tax on share issue                                  2,508                    -
Dividends paid on common and special shares                 (4,391)              (2,977)
Options purchased                                           (1,044)                 (31)
Cash provided by financing activities                       81,800              717,734


See accompanying notes


1. THE COMPANY

The Company is an independent, non-bank financial services company which originates, sells and manages asset-based financings by way of secured loans, leases and conditional sales contracts.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The consolidated financial statements have been prepared in accordance with generally accepted accounting principles consistently applied. The more significant accounting policies are summarized below:

Principles of consolidation

The consolidated financial statements of the Company include the accounts of all its wholly-owned subsidiaries. All inter-company transactions and balances have been eliminated.

Investment in finance assets

Investment in finance assets is comprised of loans, the aggregate of finance lease receivables less unearned income and long term securitization receivable. Earned lease income is recognized on an actuarial basis which produces a constant rate of return on the net investment in the leases.

Recognition of interest income is suspended when, in management's view, a loss is likely to occur but in no event later than 90 days after an account has gone into arrears.

Deferred Costs

Direct incremental costs of acquisition of finance assets and of investing in affiliated companies are deferred and amortized over the expected period of future benefit. Costs incurred during the pre-operating period of new business ventures are deferred and amortized over the expected period of future benefit.

Allowance for credit losses

Losses on finance assets and the carrying value of repossessed assets are determined by discounting at the rate of interest inherent in the original asset the expected future cash flows of the finance assets including realization of collateral values and estimated recoveries under third party guarantees and vendor support agreements.

General allowances are established for probable losses on loans whose impairment cannot otherwise be measured.

Securitizations of finance assets

The Company sells the majority of its asset-based financing originations to securitization vehicles.

The securitization transactions are accounted for as sales of finance assets, resulting in the removal of the assets from the Company's consolidated balance sheets and the computation of a gain on sale. Proceeds on sale are computed as the aggregate of the initial cash consideration and the present value of any additional sale proceeds, net of a provision for anticipated credit losses on the securitized assets and the amount of a normal servicing fee. The sale of finance assets is recorded when the significant risks and rewards of ownership are transferred.

Income is earned on the long term securitization receivable and is recognized on an accrual basis. The carrying value of this asset is reduced, as required, based upon changes in the Company's share of the estimated credit losses on the securitized assets. The Company continues to manage the securitized assets and recognizes income equal to a normal servicing fee over the term of the securitized assets.

Syndications

Other finance assets are underwritten and sold to institutional investors for cash. These transactions generate syndication fees for the Company, which generally continues to service these assets on behalf of the investors.

Fees received for syndicating finance assets are included in income when the related transaction is substantially complete provided the yield on any portion of the asset retained by the Company is at least equal to the average yield earned by the other participants involved.

Fixed assets

Fixed assets are recorded at cost. Depreciation is provided on a straight-line basis at rates designed to write off the assets over their estimated useful lives as follows:

        Building                          20 years
        Furniture and fixtures            10 years
        Computers and office equipment     5 years

Goodwill

Goodwill is recorded at cost less accumulated amortization. Amortization is provided on a straight-line basis over a period not to exceed 20 years. Goodwill is evaluated annually and if considered permanently impaired, is written down.

Lease inducements

The Company recognizes the benefits of lease inducements, including rent-free periods, as a reduction of rental expense over the term of the lease.

Foreign currency translation

Assets and liabilities denominated in foreign currencies are translated using the temporal method, whereby monetary assets are converted into Canadian dollars at exchange rates in effect at the consolidated balance sheet dates. Gains and losses on finance assets and debt are deferred and amortized over the remaining lives of the related items on a straight-line basis. Non-monetary assets are translated at historical rates. Revenue and expenses are translated at the exchange rate in effect on the date of the transaction.

Income taxes

Deferred income taxes are provided for all significant timing differences between accounting and taxable income. The timing differences result principally from the excess of depreciation claimed for income tax purposes over the recovery of leased equipment cost recorded in the accounts, lease revenue recorded in the accounts which is not yet taxable and the allowance for credit losses which is not yet deductible for income tax purposes.

Earnings per Common Share

Earnings per common share is computed based on the weighted average number of common shares outstanding during the period. Fully diluted earnings per common share has been computed based on the weighted average number of common shares outstanding after giving effect to the exercise of all outstanding options to acquire common shares.

Derivative Financial Instruments

Derivative financial instruments are used to hedge the Company's exposure to interest and currency risk by creating positions which are opposite to, and offset, on-balance sheet positions which arise from normal operations. The most frequently used derivatives are interest rate and currency swaps, bond forwards and foreign exchange forward contracts.

Contract and notional amounts associated with derivative financial instruments are not recorded as assets or liabilities on the balance sheet. Off-balance sheet treatment is accorded where exchange of the underlying asset or liability has not occurred or is not assured, or where notional amounts are used solely to determine cash flows to be exchanged.

Swaps and bond forward contracts are accounted for on the accrual basis. Net accrued interest receivable/payable and deferred gains/losses are recorded in other assets or other liabilities, as appropriate. Realized gains/losses on terminated contracts are deferred and amortized over the remaining life of the related position.

3. INVESTMENT IN FINANCE ASSETS

The investment in finance assets consists of loans, leases and the Company's investment in long term securitization receivable outstanding at June 30, 1997, which are due as follows:


                                      Leases                                          Net
                                                                    Long term      investment
                           Minimum     Unearned       Net        securitization    in finance
                  Loans    payments     income     investment      receivable        assets

                $         $             $           $              $               $
1997            214,133     62,014       11,255       50,759         73,639           338,531
1998             51,388    114,864       19,200       95,664         48,910           195,962
1999             44,803    101,844       14,617       87,227         31,907           163,937
2000             39,929     70,485       10,346       60,139         18,817           118,885
2001             40,848     47,846        7,017       40,829          7,622            89,299
Thereafter      170,152    115,347       12,027      103,320         19,262           292,734
                -------    -------       ------      -------        -------         ---------
                561,253    512,400       74,462      437,938        200,157         1,199,348


At December 31, 1996, the investments in loans, leases and long term securitization receivable were $571,801, $346,521 and $153,955 respectively. Included in investment in finance assets is US$497,121 [December 31, 1996 - US$600,367].

Substantially all of the investment in finance assets bear interest at varying levels of fixed rates of interest. There are no significant concentrations.

An analysis of the Company's allowance for credit losses and investment in finance assets is as follows:


                                                        June 30,        December 31,
                                                          1997               1996
                                                        $                   $

Investment in finance assets                            1,199,348           1,072,277

Allowance for credit losses, beginning of period           16,465               5,089
Provisions for credit losses during the period
 including acquisitions                                     2,134              14,496
Write-offs, net of recoveries                              (4,374)             (3,120)
Allowance for credit losses, end of period                 14,225              16,465

Allowance as a percentage of finance assets                   1.2%                1.5%

Finance assets in arrears (90 days and over)                3,739               6,353

Arrears as a percentage of finance assets                     0.3%               0.6%

Finance assets in repossession, at estimated net
 realizable value                                           3,735               7,391


Credit provisions against finance assets acquired during the period amounted to Nil [December 31, 1996 - $11,357].

The Company has an additional specific credit loss reserve of $1,544 [December 31, 1996 - $1,928] relating to the Company's long term securitization receivable, representing its interest in the CIP I, II, III, IV, V and VI securitization vehicles. Beyond this specific credit loss reserve further losses may be provided for by a reduction in the yield earned on the long term securitization receivable.

4. SECURITIZATIONS

The Company has a securitization program under which finance assets originated by the Company are sold to securitization vehicles. As a result of this program, a substantial amount of the Company's asset finance income is derived from gains on the sale of securitized finance assets and management fees relating to such assets. The Company continues to be responsible for the administration and collection of the receivables on behalf of the investors.

Financing contracts are sold to limited partnerships funded by institutional investors through the issuance of senior and junior asset-backed instruments (92% and 8% respectively). The Company retains a one-third interest in the junior instrument. Consideration for the sales consist of an initial cash payment and additional sale proceeds, representing the Company's interest in cashflows of the limited partnership. The sales are non-recourse to the Company, except to the extent of the long term receivable

Floating rate contracts are sold through public multi-seller securitization vehicles for cash consideration and additional sale proceeds. The Company provides the multi-seller with protection from certain risks of ownership by providing an over collateralization reserve which represents the Company's interest in the cash flows of the assets sold.

An undivided ownership interest in eligible inventory finance loans and revolving loans is sold on a revolving basis to a multi-seller securitization trust. The Company provides the multi-seller with protection from certain risks of ownership by providing an over collateralization reserve and a cash security subject to a dollar floor.

During the period, the Company generated gross securitization income of $48,327 [1996 - $24,993] which is included in Securitization and syndication fees.

Included in investment in finance assets is the long term securitization receivable comprised of (i) $190,104 [December 31, 1996 - $143,971] of additional sales proceeds which represents the Company's interest in the cash flows of the securitization vehicles, (ii) $7,565 [December 31, 1996 - $7,534] of securitization proceeds from the sale of assets to certain securitization vehicles which are received over the term of the securitized assets as excess servicing fees which have a first priority on all the cash flows of the vehicles and (iii) $2,488 [December 31, 1996 - $2,450] representing the additional cash security provided to the multi-seller securitization trust.

As at June 30, 1997, the Company had commitments or substantially completed commitments to fund or support the funding of the following amounts:


                                                            $

Commercial Finance                                           3,497,000
Corporate Finance                                              675,000
                                                             ---------
                                                             4,172,000


5. INVESTMENT IN AFFILIATED COMPANIES

Investment in affiliated companies includes the Company's investment in its foreign affiliates through which the international based operations of the Company are conducted and additional investments in other affiliated companies.

6. FIXED ASSETS

Fixed assets consist of the following:


                                 June 30, 1997                December 31, 1996
                                             Accumulated                   Accumulated
                                   Cost      depreciation      Cost        depreciation
                                  $            $               $                 $

Land and building                  36,310         345           5,590           1,011
Furniture and fixtures             32,164       4,816          19,982           3,767
Computers and office equipment     36,114       8,909          25,041           6,767
Other                               2,007         124           1,914             123
                                  -------      ------          ------          ------
                                  106,595      14,194          52,527          11,668
Net book value                     92,401                      40,859


7. OTHER ASSETS

Included in other assets is goodwill of $60,162 [December 31, 1996 - $54,200].

8. DEBT

Debt consists of the following:


                                                       June 30,       December 31,
                                                        1997              1996
                                                         $                 $

Unsecured Fixed Rate Debt

U.S. senior notes, bearing interest varying
from 6.95% to 7.12%, maturing in the years
2000 to 2005                                            143,793          143,186

U.S. senior notes, bearing interest at 8.26%,
maturing in the year 2005                               137,601          137,020

Medium term notes, bearing interest rates
varying from 5.80% to 8.25% maturing in the
years 1997 to 2003                                      358,088          328,050

7.625% debenture, maturing in June, 2001                124,773          124,745

6.45% debenture, maturing in June, 2002                 149,757          149,733

Other

Commercial paper and other short term borrowings        399,160          545,841

Fixed rate debt                                         191,546          114,569
                                                      ---------        ---------

                                                      1,504,718        1,543,144


Interest expense on the amount of debt outstanding during the period was $59,941 [1996 - $43,723], of which $6,880 [1996 - $5,293] has been netted against income from affiliates, and the balance $53,061 [1996 - $38,430] included in net finance income.

On May 14, 1997, the Company renewed and increased its Canadian bank facility to $450 million and its U.S. bank facility to US$600 million. The Canadian bank facility and one-third of the U.S. bank facility is a 364-day committed unsecured revolving credit facility with a syndicate of Canadian, U.S. and international banks. The remaining two-thirds of the U.S. bank facility is a three-year committed unsecured revolving credit facility. These credit facilities are used as interim funding pending syndication, sale, securitization, collection of proceeds of financings assets, or as support for the Company's $400 million Canadian commercial paper program and its US$420 million U.S. commercial paper program.

Short term borrowings are net of cash on hand and short term investments of $78,590 [December 31, 1996 - $51,184], these have been used by the Company, subsequent to the period, to pay down commercial paper and bank facilities.

Included in debt is US$1,049,897 [December 31, 1996 - US$990,243] of which US$984,897 [December 31, 1996 - US$925,243] was used to fund leases and loans which are repayable in U.S. dollars, and the remainder was swapped into floating rate Canadian dollar debt.


As of June 30, 1997, scheduled repayments are as follows:
                                                              $

1997                                                            621,712
1998                                                             68,546
1999                                                             82,816
2000                                                            141,454
2001                                                            173,471
Thereafter                                                      416,719
                                                              ---------
                                                              1,504,718



9. SHARE CAPITAL

Authorized -

The Company's authorized share capital consists of the following:

[i]     Unlimited Common Shares with voting rights;
[ii] Unlimited Special Shares without voting rights convertible into Common Shares on a share-for-share basis;
[iii]   Unlimited Class A Preference Shares issuable in series.

Outstanding -

The following is a summary of the changes in share capital during the period:


                                          Six months ended                   Year ended
                                              June 30,                      December 31,
                                                1997                            1996
                                              #             $              #             $
Common Shares
Outstanding, beginning of period     60,182,688        415,160       22,664,466        188,166
Proceeds of share issue, net          4,950,000        123,159        7,150,000        224,434
Conversion of special shares                  -              -          199,325             86
Others                                   14,645            483           74,303          2,430
Stock options exercised                 286,792          2,019            3,250             44
2:1 share division                            -              -       30,091,344              -
Outstanding, end of period           65,434,125        540,821       60,182,688        415,160

Special Shares
Outstanding, beginning of period              -              -          199,325             86
Conversion to common shares                   -              -         (199,325)           (86)
Outstanding, end of period                    -              -                -              -

Total Share Capital                  65,434,125        540,821       60,182,688        415,160


Public Offering

On April 22, 1996, the Company completed a public offering of 3,850,000 (7,700,000 post split) Common Shares at $28.50 per share for gross proceeds of $109,725. Expenses of this issue, net of deferred income tax recoveries of $2,292, amounted to $2,802.

On September 30, 1996, the Company completed a public offering of 3,300,000 (6,600,000 post split) Common Shares at $36.50 per share for gross proceeds of $120,450. Expenses of this issue, net of deferred income tax recoveries of $2,404, amounted to $2,939.

On March 11, 1997, the Company completed a public offering of 2,475,000 (4,950,000 post split) Common Shares at $51.00 per share for gross proceeds of $126,225. Expenses of this issue, net of deferred income tax recoveries of $2,508, amounted to $3,066.

Special Shares
On July 2, 1996, the remaining 199,325 Special Shares were converted into 199,325 (398,650 post split) Common Shares.

Common Shares
Effective April 14, 1997, the Company subdivided on a two-for-one basis all of the Company's issued and outstanding Common Shares and all the Company's Common Shares reserved for issuance.

10. EMPLOYEE STOCK OPTION PLAN

During the period, the Company's Stock Option Plan as approved by the shareholders at the Annual General Meeting was amended. Under the amended Plan, the Company may issue 9,046,878 common shares to employees and directors of the Company at the discretion of the Board of Directors. The number of shares which may be issued under options to any employee or director shall not exceed in the aggregate 5% of the total of the outstanding shares. During the period the Company issued 2,445,848 options. As of
June 30, 1997, 3,792,130 options were outstanding under the plan [December 31, 1996 - 1,687,726] expiring at various dates from November 19, 1997 through February 6, 2007 at prices ranging from $6.075 to $24.25. 508,474 options have been exercised since the plan's inception.

During 1997, the Company purchased 54,568 [1996 - 4,682] options at their fair market value resulting in a cash distribution of $1,044 [1996 - $31].

11. INCOME TAXES

The Company's provision for income taxes is lower than the statutory rate prevailing in Canada due to lower income tax rates on income earned from operations outside Canada and the dividend deduction available as earnings are repatriated from exempt surplus.

The following table reconciles tax expense calculated at the statutory rates with the actual income tax expense:


                                                         June 30,            June 30,
                                                           1997                1996
                                                              $                   $
Income before income taxes                                43,014              24,248
Statutory rate of income taxes                               45%                 45%
Income taxes at the statutory rate                        19,356              10,912
Effect on income taxes of
        Deductibility of dividends from exempt surplus   (10,219)             (4,105)
        Recognition of losses carry over                       -                (296)
        Large corporations tax                               745                 531
        Other                                               (859)             (2,022)
Net provision                                              9,023               5,020
Allocation of provision
        Current                                            1,947                 531
        Deferred                                           7,076               4,489
                                                         -------              ------
                                                           9,023               5,020


12. FINANCE ASSETS UNDER MANAGEMENT

Included in finance assets under management are finance assets which have been securitized or syndicated by the Company and are not reflected on the balance sheet.

Securitized finance assets are described in Note 4. Syndicated finance assets are assets which have been sold to investors without recourse or credit enhancement.

Finance assets under management are as follows:


                                                June 30,            December 31,
                                                 1997                  1996
                                                    $                    $

Securitized finance assets                      2,990,296            2,731,341
Syndicated finance assets                       1,150,249            1,230,221
Syndicated finance assets of
 affiliated companies                             637,044              655,843
                                                ---------            ---------
                                                4,777,589            4,617,405


13. LEASE COMMITMENTS

Future minimum annual payments on a cash basis under leases for premises over the next 5 years and thereafter are as follows:

                                                                        $

1997                                                                 3,556
1998                                                                 6,449
1999                                                                 7,487
2000                                                                 7,593
2001                                                                 7,637
Thereafter                                                          38,450
                                                                    ------
                                                                    71,172


14.     DERIVATIVE FINANCIAL INSTRUMENTS

In the normal course of business, the Company enters into derivative contracts and other hedging transactions to manage asset/liability exposures, specifically exposures to market interest rate and foreign currency risk. Market risk represents the potential for changes in the value of assets and liabilities due to fluctuations in interest and foreign exchange rates.


The notional principal amounts of the Company's derivatives and the current credit exposure are as follows:


                                                                                            Current
                                                                                             credit
                                                                                             exposure
                          Notional principal amounts maturing (1)                              (2)

                                                                  Total         Total
                             Under        1 to 5      Over        June 30       Dec. 31      June 30
                             1 year       years       5 years     1997          1996         1997
                             $            $           $           $             $            $

Interest rate contracts
Bond forwards                1,218,310          -           -     1,218,310       808,925         -
Interest rate swaps             33,587    344,522      52,382       430,491       403,669    13,841
                             ---------    -------      ------     ---------     ---------    ------
                             1,251,897    344,522      52,382     1,648,801     1,212,594    13,841

Foreign exchange contracts
Spot and forward contracts      16,555          -           -        16,555        16,243         -
Cross currency swaps           543,000     84,181      77,472       704,673       619,119     1,965
                             ---------    -------      ------     ---------     ---------    ------
                               559,555     84,181      77,472       721,208       635,362     1,965

Total derivatives            1,811,452    428,703     129,854     2,370,009     1,847,956    15,806

(1) Notional principal amounts are the contract amounts used in determining payments.

(2) Credit risk exposure is the replacement cost of all contracts without taking into account any netting arrangements. All counterparties are investment grade financial institutions.



15. COMPARATIVE AMOUNTS

Certain comparative amounts have been reclassified to conform to the presentation adopted in the current year.

November 3, 1997

British Columbia Securities Commission
Alberta Securities Commission Agency
Saskatchewan Securities Commission
Manitoba Securities Commission
Ontario Securities Commission
Commission des valeurs mobilieres du Quebec
Administrator of the Securities Act, New Brunswick
Nova Scotia Securities Commission
Registrar of Securities, Prince Edward Island
Securities Commission of Newfoundland


Dear Sirs/Madam:

Re:  Newcourt Credit Group Inc. (the "Company")

We are the auditors of the Company and under the date of February 6, 1997, we reported on the following consolidated financial statements incorporated by reference in the Short Form Shelf Prospectus dated October 17, 1996 relating to the proposed distribution of up to $650,000,000 of Debt Securities of the Company on a continuous basis (the "Shelf Prospectus") :

        Consolidated balance sheets as at December 31, 1996 and 1995; and

        Consolidated statements of income and retained earnings and cash flows for each of the years in the two year period ended December 31, 1996.

The following unaudited interim consolidated financial statements are incorporated by reference in the Shelf Prospectus:

        Consolidated balance sheet as at September 30, 1997 with comparative figures as at December 31, 1996; and

        Consolidated statements of income and retained earnings and cash flows for the nine months and three months ended September 30, 1997 with comparative figures for the nine months and three months ended September 30, 1996.

We have not audited any financial statements of the Company as at any date or for any period subsequent to December 31, 1996. Although we have performed an audit for the year ended December 31, 1996, the purpose and therefore the scope of the audit was to enable us to express our opinion on the consolidated financial statements as at December 31, 1996 and for the year then ended, but not on the consolidated financial statements for any interim period within that year.

Therefore, we are unable to and do not express an opinion on the unaudited interim consolidated balance sheet as at September 30, 1997 and on the unaudited interim consolidated statements of income and retained earnings and cash flows for the nine months and three months ended September 30, 1997 and 1996 nor on the financial position, results of operations or changes in financial position as at any date or for any period subsequent to December 31, 1996.

We have, however, performed review procedures which meet the standards established by The Canadian Institute of Chartered Accountants relating to unaudited interim financial statements in prospectuses. Based on the results of these procedures, we have no reason to believe that the unaudited interim consolidated financial statements are not presented, in all material respects, in accordance with generally accepted accounting principles.

The procedures referred to in the preceding paragraph do not constitute an audit and would not necessarily reveal material adjustments which might be required in order for the unaudited interim consolidated financial statements to present fairly, in all material respects, the financial position of the Company as at September 30, 1997, and the results of its operations and changes in financial position for the nine months and three months ended September 30, 1997 and 1996, in accordance with generally accepted accounting principles.

This letter is provided solely for the purpose of assisting the securities regulatory authorities to which it is addressed in discharging their responsibilities and should not be relied upon for any other purpose.

Yours sincerely,


ERNST & YOUNG  [signed]

November 3, 1997




To:     Applicable Securities Commissions or
        Other Regulatory Bodies in Canada




Dear Sirs/Madams:

Set forth below is the basis for the calculations of the updated interest and asset coverages deemed, pursuant to the provisions of National Policy Statement No. 44, to be incorporated by reference in our Final Short Form Shelf Prospectus dated October 17, 1996 in respect of the distribution of up to $650,000,000 aggregate principal amount of Debt Securities.

The coverage ratios are stated in terms of total consolidated debt (including Secured Subordinated Debt), reflecting the equal ranking of both short and long term debt, thereby reducing or eliminating the potential that this information could be considered misleading.

Reference will be made to those financial information items used in the following calculations which are not clearly identifiable in the documents incorporated by reference in the Final Short Form Shelf Prospectus or in the documents referenced by those documents. Specifically, these documents are the Corporation's annual audited consolidated financial statements for the year ended December 31, 1996 and the Corporation's unaudited consolidated interim financial statements for the nine months ended September 30, 1997.


Interest Coverage
                                           Sept. 30, 1997          December 31, 1996
                                                         ($000's)

Consolidated income before income tax         49,556                     64,150

Add: Interest on Consolidated Total Debt     120,461                    104,601
                                             -------                    -------
                                             170,017                    168,751

Interest on Consolidated Total Debt          120,461                    104,601

Interest coverage on Consolidated Total Debt 1.41 Times                 1.61 Times


Asset Coverage

No adjustment has been made for deferred income taxes as at December 31, 1996 or September 30, 1997, as these amounts are not material.

Consolidated net tangible asset coverage ratios have been calculated as at December 31, 1996 and as at September 30, 1997 as follows:

                                        Sept. 30, 1997          December 31, 1996
                                                        ($000's)

Consolidated Total Assets                    4,151,125             2,164,494

Less:  Goodwill                                401,811                54,200

Consolidated Total Assets for purposes
 of coverage calculation                     3,749,314             2,110,294

Consolidated Total Debt Outstanding          2,575,436             1,543,144

Consolidated Net Tangible Asset
 Coverage on Total Debt                      1.46 Times            1.37 Times



Sincerely,



Borden D. Rosiak
Executive Vice President
and Chief Financial Officer

CONSOLIDATED FINANCIAL STATEMENTS


NEWCOURT CREDIT GROUP INC.


(Unaudited)

September 30, 1997


Newcourt Credit Group Inc.

                              CONSOLIDATED BALANCE SHEETS

                                     (Unaudited)

                           [in thousands of Canadian dollars]


                                           September 30,           December 31,
                                                1997                  1996

                                                $                       $

ASSETS
Investment in finance assets [note 3]         2,330,390               1,072,277
Assets held for securitization
 and syndication [note 4]                       987,609                 774,000
Investment in affiliated companies [note 5]     186,472                 162,308
Accounts receivable, prepaids and other         129,470                  54,762
Fixed assets [note 6]                           115,373                  40,859
Goodwill [note 7]                               401,811                  60,288
Total Assets                                  4,151,125               2,164,494

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Accounts payable and accrued liabilities        210,650                  93,338
Debt [note 9]                                 2,575,436               1,543,144
Deferred income taxes                            64,519                  12,078
Total Liabilities                             2,850,605               1,648,560
Shareholders' Equity
Share capital [note 10]                       1,174,392                 415,160
Retained earnings                               126,128                 100,774
Total Shareholders' Equity                    1,300,520                 515,934
Total Liabilities and Shareholders' Equity    4,151,125               2,164,494

See accompanying notes


Newcourt Credit Group Inc.

              CONSOLIDATED STATEMENTS OF INCOME AND RETAINED EARNINGS

                                 (Unaudited)

       [in thousands of Canadian dollars, except for per share amounts]




                                                                   Nine Months Ended
                                                           September 30,      September 30,
                                                                1997             1996

                                                                 $                 $
Fee and affiliate income
        Securitization and syndication  fees [note 4]         109,206           57,480
        Net income from affiliated companies [notes 5 & 9]      6,891            4,725
        Management and other fees                              20,968           17,322

                                                              137,065           79,527
Net finance income [note 9]                                    55,156           35,523

Total asset finance income                                    192,221          115,050
Operating expenses                                            116,904           73,139
Operating income before restructuring
 charges and taxes                                             75,317           41,911
Restructuring charge [note 8]                                  48,000                0
Operating income before taxes                                  27,317           41,911
Provision for (recovery of) income
 taxes [note 12]                                               (5,818)           8,801
Net income for the period                                      33,135           33,110
Retained earnings, beginning of period                        100,774           56,942
Dividends paid                                                 (6,681)          (4,582)
Options purchased [note 11]                                    (1,100)            (163)
Retained earnings, end of period                              126,128           85,307

Earnings per common share: [note 8]
Basic                                                           $0.50            $0.66
Fully Diluted                                                   $0.50            $0.66

See accompanying notes


Newcourt Credit Group Inc.

                       CONSOLIDATED STATEMENTS OF CASH FLOWS

                                  (Unaudited)

                         [in thousands of Canadian dollars]


                                                          Nine Months Ended
                                                  September 30,         September 30,
                                                       1997                   1996

                                                        $                      $

OPERATING ACTIVITIES
Net income for the period                             33,135               33,110
Add items not requiring an outlay of cash
        Restructuring charge                          48,000                    0
        Deferred income taxes                         (8,738)               3,248
        Depreciation and amortization                 11,040                3,988
Net change in non-cash assets and
 liabilities    related to operations               (115,168)             (24,515)
Cash provided by (used in) operating
 activities                                          (31,731)              15,831

INVESTING ACTIVITIES
Finance assets, underwritten and purchased        (3,916,706)          (2,856,627)
Finance assets, securitized and syndicated         2,898,247            1,259,880
Finance assets, repayments and others                565,430              639,512
Finance assets and assets held for
 securitization and syndication                     (453,029)            (957,235)
Business acquisitions                               (581,682)                   0
Investment in affiliated companies                   (24,164)             (68,698)
Purchase of fixed assets                             (64,722)             (18,495)
Cash used in investing activities                 (1,123,597)          (1,044,428)

FINANCING ACTIVITIES
Debt issued, net                                     681,172              807,504
Issue of common shares, net                          473,858              225,838
Deferred tax on share issue                            8,079                    0
Dividends paid on common and special shares           (6,681)              (4,582)
Options purchased                                     (1,100)                (163)
Cash provided by financing activities              1,155,328            1,028,597


See accompanying notes



1. THE COMPANY

The Company is an independent, non-bank financial services company which originates, sells and manages asset-based financings by way of secured loans, leases and conditional sales contracts.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The consolidated financial statements have been prepared in accordance with generally accepted accounting principles consistently applied. The more significant accounting policies are summarized below:

Principles of consolidation

The consolidated financial statements of the Company include the accounts of all its wholly-owned subsidiaries. All inter-company transactions and balances have been eliminated.

Investment in finance assets

Investment in finance assets is comprised of loans, the aggregate of finance lease receivables less unearned income and long term securitization receivable. Earned lease income is recognized on an actuarial basis which produces a constant rate of return on the net investment in the leases.

Recognition of interest income is suspended when, in management's view, a loss is likely to occur but in no event later than 90 days after an account has gone into arrears.

Deferred Costs

Direct incremental costs of acquisition of finance assets and of investing in affiliated companies are deferred and amortized over the expected period of future benefit. Costs incurred during the pre-operating period of new business ventures are deferred and amortized over the expected period of future benefit.

Allowance for credit losses

Losses on finance assets and the carrying value of repossessed assets are determined by discounting at the rate of interest inherent in the original asset the expected future cash flows of the finance assets including realization of collateral values and estimated recoveries under third party guarantees and vendor support agreements.

General allowances are established for probable losses on loans whose impairment cannot otherwise be measured.

Securitizations of finance assets

The Company sells the majority of its asset-based financing originations to securitization vehicles.

The securitization transactions are accounted for as sales of finance assets, resulting in the removal of the assets from the Company's consolidated balance sheets and the computation of a gain on sale. Proceeds on sale are computed as the aggregate of the initial cash consideration and the present value of any additional sale proceeds, net of a provision for anticipated credit losses on the securitized assets and the amount of a normal servicing fee. The sale of finance assets is recorded when the significant risks and rewards of ownership are transferred.

Income is earned on the long term securitization receivable and is recognized on an accrual basis. The carrying value of this asset is reduced, as required, based upon changes in the Company's share of the estimated credit losses on the securitized assets. The Company continues to manage the securitized assets and recognizes income equal to a normal servicing fee over the term of the securitized assets.

Syndications

Other finance assets are underwritten and sold to institutional investors for cash. These transactions generate syndication fees for the Company, which generally continues to service these assets on behalf of the investors.

Fees received for syndicating finance assets are included in income when the related transaction is substantially complete provided the yield on any portion of the asset retained by the Company is at least equal to the average yield earned by the other participants involved.

Fixed assets

Fixed assets are recorded at cost. Depreciation is provided on a straight-line basis at rates designed to write off the assets over their estimated useful lives as follows:

        Building                         20 years
        Furniture and fixtures           10 years
        Computers and office equipment    5 years

Goodwill

Goodwill is recorded at cost less accumulated amortization. Amortization is provided on a straight-line basis over a period not to exceed 20 years. Goodwill is evaluated annually and if considered permanently impaired, is written down.


Lease inducements

The Company recognizes the benefits of lease inducements, including rent-free periods, as a reduction of rental expense over the term of the lease.

Foreign currency translation

Assets and liabilities denominated in foreign currencies are translated using the temporal method, whereby monetary assets are converted into Canadian dollars at exchange rates in effect at the consolidated balance sheet dates. Gains and losses on finance assets and debt are deferred and amortized over the remaining lives of the related items on a straight-line basis. Non-monetary assets are translated at historical rates. Revenue and expenses are translated at the exchange rate in effect on the date of the transaction.

Income taxes

Deferred income taxes are provided for all significant timing differences between accounting and taxable income. The timing differences result principally from the excess of depreciation claimed for income tax purposes over the recovery of leased equipment cost recorded in the accounts, lease revenue recorded in the accounts which is not yet taxable and the allowance for credit losses which is not yet deductible for income tax purposes.

Earnings per Common Share

Earnings per common share is computed based on the weighted average number of common shares outstanding during the period. Fully diluted earnings per common share has been computed based on the weighted average number of common shares outstanding after giving effect to the exercise of all outstanding options to acquire common shares.

Derivative Financial Instruments

Derivative financial instruments are used to hedge the Company's exposure to interest and currency risk by creating positions which are opposite to, and offset, on-balance sheet positions which arise from normal operations. The most frequently used derivatives are interest rate and currency swaps, bond forwards and foreign exchange forward contracts.

Contract and notional amounts associated with derivative financial instruments are not recorded as assets or liabilities on the balance sheet. Off-balance sheet treatment is accorded where exchange of the underlying asset or liability has not occurred or is not assured, or where notional amounts are used solely to determine cash flows to be exchanged.

Swaps and bond forward contracts are accounted for on the accrual basis. Net accrued interest receivable/payable and deferred gains/losses are recorded in other assets or other liabilities, as appropriate. Realized gains/losses on terminated contracts are deferred and amortized over the remaining life of the related position.

3. INVESTMENT IN FINANCE ASSETS

The investment in finance assets consists of loans, leases and the Company's investment in long term securitization receivable outstanding at September 30, 1997, which are due as follows:


                                             Leases                                     Net
                                                                      Long term      investment
                                 Minimum     Unearned      Net      securitization   in finance
                 Loans          payments     income    investment     receivable      assets

                    $              $             $         $             $               $
1997            286,535        153,557        28,074     125,483       86,272         498,290
1998            172,098        395,031        82,145     312,886       83,464         568,448
1999            134,331        312,003        50,314     261,689       61,772         457,792
2000            105,794        189,926        27,088     162,838       34,738         303,370
2001             84,892        108,085        15,042      93,043       16,472         194,407
Thereafter      194,386        111,010        18,025      92,985       20,712         308,083
                -------        -------        ------      ------       ------         -------
                978,036      1,269,612       220,688   1,048,924      303,430       2,330,390


At December 31, 1996, the investments in loans, leases and long term securitization receivable were $571,801, $346,521 and $153,955 respectively. Included in investment in finance assets is US$826,410 [December 31, 1996 - US$600,367].

Substantially all of the investment in finance assets bear interest at varying levels of fixed rates of interest. There are no significant concentrations.

An analysis of the Company's allowance for credit losses and investment in finance assets is as follows:


                                               September 30,         December 31,
                                                   1997                   1996

                                                     $                     $

Investment in finance assets                     2,330,390             1,072,277

Allowance for credit losses, beginning
 of period                                          16,465                 5,089
Provisions for credit losses during the
 period including acquisitions                      28,944                14,496
Write-offs, net of recoveries                       (6,521)               (3,120)
Allowance for credit losses, end of period          38,888                16,465

Allowance as a percentage of finance assets           1.7%                  1.5%

Finance assets in arrears (90 days and over)         9,027                 6,353

Arrears as a percentage of finance assets             0.4%                  0.6%

Finance assets in repossession, at
 estimated net realizable value                      4,357                 7,391


Credit provisions against finance assets acquired during the period amounted to $24,310 [December 31, 1996 - $11,357].

The Company has an additional specific credit loss reserve of $1,364 [December 31, 1996 - $1,928] relating to the Company's long term securitization receivable, representing its interest in the CIP I, II, III, IV, V and VI securitization vehicles. Beyond this specific credit loss reserve further losses may be provided for by a reduction in the yield earned on the long term securitization receivable.

4. SECURITIZATIONS

The Company has a securitization program under which finance assets originated by the Company are sold to securitization vehicles. As a result of this program, a substantial amount of the Company's asset finance income is derived from gains on the sale of securitized finance assets and management fees relating to such assets. The Company continues to be responsible for the administration and collection of the receivables on behalf of the investors.

Financing contracts are sold to limited partnerships funded by institutional investors through the issuance of senior and junior asset-backed instruments (92% and 8% respectively). The Company retains a one-third interest in the junior instrument. Consideration for the sales consist of an initial cash payment and additional sale proceeds, representing the Company's interest in cashflows of the limited partnership. The sales are non-recourse to the Company, except to the extent of the long term receivable for additional sale proceeds.

Floating rate contracts are sold through public multi-seller securitization vehicles for cash consideration and additional sale proceeds. The Company provides the multi-seller with protection from certain risks of ownership by providing an over collateralization reserve which represents the Company's interest in the cash flows of the assets sold.

An undivided ownership interest in eligible inventory finance loans and revolving loans is sold on a revolving basis to a multi-seller securitization trust. The Company provides the multi-seller with protection from certain risks of ownership by providing an over collateralization reserve and a cash security subject to a dollar floor.

During the period, the Company generated gross securitization income of $89,092 [1996 - $45,234] which is included in Securitization and syndication fees.

Included in investment in finance assets is the long term securitization receivable comprised of (i) $279,630 [December 31, 1996 - $143,971] of additional sales proceeds which represents the Company's interest in the cash flows of the securitization vehicles, (ii) $7,308 [December 31, 1996 - $7,534] of securitization proceeds from the sale of assets to certain securitization vehicles which are received over the term of the securitized assets as excess servicing fees which have a first priority on all the cash flows of the vehicles and (iii) $16,492 [December 31, 1996 - $2,450] representing the additional cash security provided to the multi-seller securitization trust.



As at September 30, 1997, the Company had commitments or substantially completed commitments to fund or support the funding of the following amounts:


                                             $

Commercial Finance                        3,488,000
Corporate Finance                           640,000
                                          ---------
                                          4,128,000


5. INVESTMENT IN AFFILIATED COMPANIES

Investment in affiliated companies includes the Company's investment in its foreign affiliates through which the international based operations of the Company are conducted and additional investments in other affiliated companies.

6. FIXED ASSETS


Fixed assets consist of the following:

                                          September 30, 1997            December 31, 1996
                                       ----------------------        -------------------------
                                                  Accumulated                      Accumulated
                                         Cost     depreciation       Cost          depreciation

                                            $            $                $               $

Land and building                       37,067          390            5,590           1,011
Furniture and fixtures                  35,622        5,656           19,982           3,767
Computers and office equipment          59,256       10,817           25,041           6,767




Other                                      416          125            1,914             123
                                       132,361       16,988           52,527          11,668
                                       -------                        ------
Net book value                         115,373                        40,859


7. ACQUISITIONS

On August 23, 1997, the Company acquired all of the outstanding common shares of Commcorp Financial Services Inc. ("Commcorp") for approximately $366 million of which $89 million was paid in cash, and the remaining $277 million through the issuance of common shares. Commcorp provides asset finance and management services to a broad range of industries.

On September 5, 1997, the Company purchased the Business Technology Finance ("BTF") division of Lloyds UDT for approximately $493 million paid in cash for assets acquired less the assumption of certain business liabilities. BTF operates primarily in four business markets: computers, business telecommunications, photocopiers and catering/vending machines.

These acquisitions have been accounted for as purchases, and accordingly the consolidated financial statements include the results of operations of the acquired businesses from the dates of acquisition. The net assets acquired are as follows:


                                                        Commcorp         BTF          Total

                                                              $             $              $

Net assets acquired at approximate fair values
Investment in finance assets                              596,891      421,802      1,018,693
Fixed assets                                               14,143        2,195         16,338
Investment in affiliated companies                         18,471            0         18,471
Accounts receivable                                        32,368        9,854         42,222
                                                          -------      -------      ---------
                                                          661,873      433,851      1,095,724

Long term debt                                            351,120            0        351,120
Deferred taxes                                             68,911            0         68,911
Other                                                     123,734       30,546        154,280
                                                          -------      -------      ---------
                                                          543,765       30,546        574,311

Net assets acquired                                       118,108      403,305        521,413

Consideration
Cash                                                       88,633      493,049        581,682
Common shares                                             277,295            0        277,295
Total consideration                                       365,928      493,049        858,977
                                                          -------     --------      ---------
Goodwill                                                  247,820       89,744        337,564


Upon completion of these acquisitions, total goodwill amounted to $401,811 [December 31, 1996 - $60,288].

8. RESTRUCTURING CHARGE

A restructuring charge of $48,000 comprising severances, office relocations and system conversions was recorded in the statement of income relating to the integration of Commcorp's operations with the Company's existing businesses.


The effect on net income after income taxes and earnings per common share of this change is set out below:

                                                $
Restructuring charge                        48,000
Taxes recoverable                          (21,600)
Net restructuring charge                    26,400

Earnings per common share
Operations                                   $0.90
Restructuring charge                        ($0.40)
Basic and fully diluted                      $0.50


9. DEBT


Debt consists of the following:

                                                September 30,        December 31,
                                                    1997                 1996

                                                     $                      $
Unsecured Fixed Rate Debt

U.S. senior notes, bearing interest varying
 from 6.95%to 7.12%, maturing in the
 years 2000 to 2005                               143,655              143,186

U.S. senior notes, bearing interest at 8.26%,
maturing in the year 2005                         138,130              137,020

Medium term notes, bearing interest
 rates varying from 4.40% to 9.34% maturing
 in the years 1997 to 2007                        692,967              328,050

7.625% debenture, maturing in June, 2001          124,787              124,745

6.45% debenture, maturing in June, 2002
                                                  149,770              149,733

Other

Commercial paper and other short
 term borrowings                                1,069,106              545,841

Fixed rate debt                                   257,021              114,569
                                                ---------            ---------
                                                2,575,436            1,543,144


Interest expense on the amount of debt outstanding during the period was $89,630 [1996 - $73,770], of which $11,330 [1996 - $9,538] has been netted against income from affiliates, and the balance $78,300 [1996 - $64,232] included in net finance income.

On August 12, 1997, the Company increased its Canadian bank facility to $750 million. On May 14, 1997, the Company renewed and increased its U.S. bank facility to US$600 million. The Canadian bank facility and one-third of the U.S. bank facility is a 364-day committed unsecured revolving credit facility with a syndicate of Canadian, U.S. and international banks. The remaining two-thirds of the U.S. bank facility is a three-year committed unsecured revolving credit facility. These credit facilities are used as interim funding pending syndication, sale, securitization, collection of proceeds of financings assets, or as support for the Company's $750 million Canadian commercial paper program and its US$600 million U.S. commercial paper program.

Short term borrowings are net of cash on hand and short term investments of $96,235 [December 31, 1996 - $51,184], these have been used by the Company, subsequent to the period, to pay down commercial paper and bank facilities.

Included in debt is US$1,285,596 [December 31, 1996 - US$990,243] of which US$1,220,596 [December 31, 1996 - US$925,243] was used to fund leases and loans which are repayable in U.S. dollars, and the remainder was swapped into floating rate Canadian dollar debt.


As of September 30, 1997, scheduled repayments are as follows:

                                             $

1997                                   1,192,126
1998                                     221,002
1999                                     170,665
2000                                     198,344
2001                                     210,740
Thereafter                               582,559
                                       ---------
                                       2,575,436


10. SHARE CAPITAL

Authorized -

The Company's authorized share capital consists of the following:

[i]     Unlimited Common Shares with voting rights;
[ii] Unlimited Special Shares without voting rights convertible into Common Shares on a share-for-share basis;
[iii]   Unlimited Class A Preference Shares issuable in series.

Outstanding -


The following is a summary of the changes in share capital during the period:

                                            Nine months ended                    Year ended
                                               September 30,                     December 31,
                                                   1997                             1996

                                                #              $                #             $
Common Shares
Outstanding, beginning of period        60,182,688         415,160       22,664,466       188,166
Proceeds of share issue, net            13,910,000         481,030        7,150,000       224,434
Conversion of special shares                     0               0          199,325            86
Stock options exercised                    337,862           2,421            3,250            44
Issued on acquisition [note 7]           8,214,843         275,198                0             0
2:1 share division                               0               0       30,091,344             0
Others                                      20,217             583           74,303         2,430
Outstanding, end of period              82,665,610       1,174,392       60,182,688       415,160

Special Shares
Outstanding, beginning of period                 0               0          199,325            86
Conversion to common shares                      0               0         (199,325)          (86)
Outstanding, end of period                       0               0                0             0

Total Share Capital                     82,665,610       1,174,392       60,182,688       415,160


Public Offering

On April 22, 1996, the Company completed a public offering of 3,850,000 (7,700,000 post split) Common Shares at $28.50 per share for gross proceeds of $109,725. Expenses of this issue, net of deferred income tax recoveries of $2,292, amounted to $2,802.

On September 30, 1996, the Company completed a public offering of 3,300,000 (6,600,000 post split) Common Shares at $36.50 per share for gross proceeds of $120,450. Expenses of this issue, net of deferred income tax recoveries of $2,404, amounted to $2,939.

On March 11, 1997, the Company completed a public offering of 2,475,000 (4,950,000 post split) Common Shares at $51.00 per share for gross proceeds of $126,225. Expenses of this issue, net of deferred income tax recoveries of $2,508, amounted to $3,066.

On August 29, 1997, the Company completed a public offering of 7,260,000 common shares at $38.50 per share for gross proceeds of $279,510. Expenses of this issue net of deferred income tax recoveries of $5,571 amounted to $6,809.

Special Shares
On July 2, 1996, the remaining 199,325 Special Shares were converted into 199,325 (398,650 post split) Common Shares.

Common Shares
Effective April 14, 1997, the Company subdivided on a two-for-one basis all of the Company's issued and outstanding Common Shares and all the Company's Common Shares reserved for issuance.

11. EMPLOYEE STOCK OPTION PLAN

During the period, the Company's Stock Option Plan as approved by the shareholders at the Annual General Meeting was amended. Under the amended Plan, the Company may issue 9,046,878 common shares to employees and directors of the Company at the discretion of the Board of Directors. The number of shares which may be issued under options to any employee or director shall not exceed in the aggregate 5% of the total of the outstanding shares. During the period the Company issued 2,463,848 options. As of September 30, 1997, 3,752,960 options were outstanding under the plan [December 31, 1996 - 1,687,726] expiring at various dates from November 19, 1997 through February 6, 2007 at prices ranging from $6.075 to $24.25. 563,544 options have been exercised since the plan's inception.

During 1997, the Company purchased 56,802 [1996 - 10,432] options at their fair market value resulting in a cash distribution of $1,100 [1996 - $163].

12. INCOME TAXES

The Company's provision for income taxes is lower than the statutory rate prevailing in Canada due to lower income tax rates on income earned from operations outside Canada and the dividend deduction available as earnings are repatriated from exempt surplus.

The following table reconciles tax expense calculated at the statutory rates with the actual income tax expense:

                                            September 30,       September 30,
                                                 1997              1996

                                                    $                  $
Income before income taxes                      27,317             41,911
Statutory rate of income taxes                     45%                 45%
Income taxes at the statutory rate              12,293             18,860
Effect on income taxes of
        Deductibility of dividends from
         exempt surplus                        (13,196)            (9,176)
        Recognition of losses carry over             0               (296)
        Large corporations tax                   1,220                824
        Foreign tax rate differential           (5,651)                 0
        Other                                     (484)            (1,411)
Net provision                                   (5,818)             8,801
Allocation of provision
        Current                                  2,920              5,553
        Deferred                                (8,738)             3,248
                                               -------             ------
                                                (5,818)             8,801

13. FINANCE ASSETS UNDER MANAGEMENT

Included in finance assets under management are finance assets which have been securitized or syndicated by the Company and are not reflected on the balance sheet.

Securitized finance assets are described in Note 4. Syndicated finance assets are assets which have been sold to investors without recourse or credit enhancement.

Finance assets under management are as follows:

                                           September 30,          December 31,
                                                1997                 1996

                                                $                     $

Securitized finance assets                    4,494,274             2,731,341
Syndicated finance assets                     1,353,910             1,230,221
Syndicated finance assets of
 affiliated companies                           633,839               655,843
                                              ---------             ---------
                                              6,482,023             4,617,405


14. LEASE COMMITMENTS


Future minimum annual payments on a cash basis under leases for premises over the next 5 years and thereafter are as follows:

                               $

1997                        4,762
1998                        8,230
1999                        8,812
2000                        8,867
2001                        8,874
Thereafter                 46,051
                           ------
                           85,596


15.     DERIVATIVE FINANCIAL INSTRUMENTS

In the normal course of business, the Company enters into derivative contracts and other hedging transactions to manage asset/liability exposures, specifically exposures to market interest rate and foreign currency risk. Market risk represents the potential for changes in the value of assets and liabilities due to fluctuations in interest and foreign exchange rates.


The notional principal amounts of the Company's derivatives and the current credit exposure are as follows:



                                                                                                            Current
                                                                                                             Credit
                                      Notional principal amounts maturing (1)                              Exposure(2)

                                                                                   Total        Total
                                      Under             1 to 5       Over          Sept. 30     Dec. 31     Sept. 30
                                      1 year            years        5 Years       1997         1996        1997

                                          $                 $           $             $              $        $
Interest rate contracts
Bond forwards                         1,198,764         0            0             1,198,764      808,925   0
Interest rate swaps                     313,131         580,865      47,587          941,583      403,669   11,147
                                      ---------         -------      ------        ---------    ---------   ------
                                      1,511,895         580,865      47,587        2,140,347    1,212,594   11,147
Foreign exchange contracts
Spot and forward contracts               93,342               -      0                93,342       16,243   0
Cross currency swaps                    494,165         593,288      77,227        1,164,680      619,119    6,656
                                      ---------         -------      ------        ---------    ---------   ------
                                        587,507         593,288      77,227        1,258,022      635,362    6,656
Total derivatives                     2,099,402       1,174,153     124,814        3,398,369    1,847,956   17,803



(1) Notional principal amounts are the contract amounts used in determining payments.

(2) Credit risk exposure is the replacement cost of all contracts without taking into account any netting arrangements. All counterparties are investment grade financial institutions.




16. COMPARATIVE AMOUNTS

Certain comparative amounts have been reclassified to conform to the presentation adopted in the current year.